<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
       January 2008
       Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 2, 2007 and the Prospectus Supplement dated December 17, 2007.
                                                      Issued: February 29, 2008
 LOGO
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                               INCEPTION-
                                                                                                                TO-DATE
            1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005  2006   2007   2008     RETURN
FUND         %       %    %    %    %      %       %     %       %      %     %      %     %      %      %         %
--------------------------------------------------------------------------------------------------------------------------
Charter
 Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    3.1  (15.0)  (0.5)    10.7
                                                              (3 mos.)                                 (1 mo.)
--------------------------------------------------------------------------------------------------------------------------
Charter
 Aspect..   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6) 10.5   4.4     5.3     91.0
          (10 mos.)                                                                                    (1 mo.)
--------------------------------------------------------------------------------------------------------------------------
Charter
 Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)  4.6   13.2    1.6     123.8
                                        (10 mos.)                                                      (1 mo.)
--------------------------------------------------------------------------------------------------------------------------
Charter
 WCM.....    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)  (2.4)  10.4    3.4     16.5
                                        (10 mos.)                                                      (1 mo.)
--------------------------------------------------------------------------------------------------------------------------

           COMPOUND
          ANNUALIZED
            RETURN
FUND          %
--------------------
Charter
 Campbell    1.9
--------------------
Charter
 Aspect..    4.8
--------------------
Charter
 Graham..    9.4
--------------------
Charter
 WCM.....    1.7
--------------------

DEMETER MANAGEMENT CORPORATION
522 Fifth Avenue, 13th Floor
New York, NY 10036
Telephone (212) 296-1999
Morgan Stanley Charter Series
Monthly Report
January 2008
Dear Limited Partner:
 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Funds as of January 31, 2008 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $11.07   -0.53%
                       ---------------------------------
                       Charter Aspect   $19.10   5.30%
                       ---------------------------------
                       Charter Graham   $22.38   1.62%
                       ---------------------------------
                       Charter WCM      $11.65   3.38%
                       ---------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
 The trading results by sector chart indicates the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below the chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
 I would also like to take this opportunity to inform you that we anticipate Schedule K-1 (Form 1065) tax forms reporting each Limited Partner's share of the Partnership income, loss and deductions for calendar year 2007 will be mailed to holders of non-IRA accounts during the last week of February. Should you have an IRA account and wish to receive a Schedule K-1 tax form, please contact your Morgan Stanley Financial Advisor.
 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.
 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.
Sincerely,
/s/ Walter J. Davis
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                     [CHART]
                Month ended January 31, 2008   YTD ended January 31, 2008
                -----------------------------   ---------------------------
Currencies                  -1.83%                       -1.83%
Interest Rates              -0.15%                       -0.15%
Stock Indices                1.81%                        1.81%
Energies                     0.08%                        0.08%
Metals                       0.06%                        0.06%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund incurred losses across the currency and global interest rate sectors. These losses were partially offset by gains recorded in the global stock index, energy, and metals sectors.
Within the currency sector, short positions in the Japanese yen and Swiss franc versus the U.S. dollar resulted in losses as the value of the Japanese yen and Swiss franc reversed higher against the U.S. dollar after a decline in global equity markets and weaker-than-expected U.S. economic data caused investors to unwind existing carry trades. Meanwhile, long positions in the British pound versus the U.S. dollar experienced losses as the value of the British pound declined relative to most of its major rivals amid speculation that the Bank of England may cut interest rates at its February policy meeting after reports showed U.K. business confidence fell to the lowest level since January 2006. Further losses were incurred within the global interest rate sector from short positions in European, Australian, and Japanese fixed-income futures as prices increased following a sharp decline in global equity markets and concerns that a possible economic recession in the United States may weaken the global economy.
MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)
Within the global stock index sector, short positions in Pacific Rim and U.S. equity index futures resulted in gains as prices moved lower on concerns that a persistent U.S. housing slump, mounting losses linked to U.S. sub-prime mortgage investments, and a weakening job market may restrain consumer spending and curb global economic growth.
Additional gains were recorded within the energy markets from short futures positions in crude oil and its related products as prices decreased amid fears that a possible economic recession in the U.S. may curb demand from the world's largest energy consumer. In addition, prices were pulled lower after Saudi Arabia's Oil Minister Ali al-Naimi stated that OPEC is prepared to increase production if necessary.
Smaller gains were experienced within the metals markets from long positions in gold futures as prices moved higher amid continued uncertainty in the direction of the U.S. dollar and further "safe haven" buying due to weakness in global equity markets.
MORGAN STANLEY CHARTER ASPECT L.P.
                                    [CHART]
                 Month ended January 31, 2008     YTD ended January 31, 2008
                 ----------------------------     --------------------------
Currencies                    -0.39%                        -0.39%
Interest Rates                 4.67%                         4.67%
Stock Indices                  1.38%                         1.38%
Energies                      -2.43%                        -2.43%
Metals                         0.20%                         0.20%
Agriculturals                  2.23%                         2.23%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund recorded gains across the global interest rate, agricultural, global stock index, and metals sectors. These gains were partially offset by losses incurred in the energy and currency sectors.
Within the global interest rate sector, long positions in U.S., European, and Japanese fixed-income futures experienced gains as prices increased following a sharp decline in global equity markets and concerns that a possible economic recession in the United States may weaken the global economy. Furthermore, U.S. interest rate futures prices moved higher as the U.S. Federal Reserve reduced borrowing costs by 125 basis points throughout the month in order to prevent a sharp decline in the global equity markets.
Within the agricultural markets, long futures positions in the soybean complex and corn resulted in gains as prices rose following news that global production may drop, while rising energy prices may boost demand for alternative biofuels. Elsewhere, long positions in cocoa futures experienced gains as prices increased amid diminishing inventories in the U.S. and concerns that supplies from the Ivory Coast, the world's largest producer, may be disrupted by a labor strike.
MORGAN STANLEY CHARTER ASPECT L.P.
(continued)
Additional gains were recorded within the global stock index sector from short positions in European, Japanese, and U.S. equity index futures as prices moved lower on concerns that a persistent U.S. housing slump, mounting losses linked to U.S. sub-prime mortgage investments, and a weakening job market may restrain consumer spending and curb global economic growth.
Smaller gains were experienced within the metals markets from long futures positions in gold, silver, and platinum as prices moved higher amid continued uncertainty in the direction of the U.S. dollar and further "safe haven" buying due to weakness in global equity markets.
Within the energy markets, long futures positions in crude oil and its related products resulted in losses as prices reversed lower due to fears that a possible economic recession in the U.S. may curb demand from the world's largest energy consumer. In addition, futures prices of crude oil and its related products were pulled lower after Saudi Arabia's Oil Minister Ali al-Naimi stated that OPEC is prepared to increase production if necessary. Additional losses were incurred from short positions in natural gas futures as prices increased amid forecasts for colder weather and expectations of a decline in U.S. inventories.
Smaller losses were experienced within the currency sector from long positions in the Canadian dollar and South African rand versus the U.S. dollar as the value of these "commodity currencies" moved lower relative to the U.S. dollar amid speculation that slowing global growth may reduce future demand for commodities. Elsewhere, short positions in the Japanese yen versus the U.S. dollar resulted in losses as the value of the Japanese yen moved higher against the U.S. dollar after a decline in global equity markets and weaker-than-expected U.S. economic data caused investors to unwind existing carry trades.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                   Month ended January 31, 2008     YTD ended January 31, 2008
                   -----------------------------    ---------------------------
Currencies                    -1.50%                       -1.50%
Interest Rates                 1.32%                        1.32%
Stock Indices                  2.10%                        2.10%
Energies                      -0.54%                       -0.54%
Metals                        -0.06%                       -0.06%
Agriculturals                  0.53%                        0.53%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund recorded gains across the global stock index, global interest rate, and agricultural sectors. These gains were partially offset by losses incurred in the currency, energy, and metals markets.
Within the global stock index sector, short positions in European and Japanese equity index futures resulted in gains as prices moved lower on concerns that a persistent U.S. housing slump, mounting losses linked to U.S. sub-prime mortgage investments, and a weakening job market may restrain consumer spending and curb global economic growth.
Within the global interest rate sector, long positions in U.S. and Japanese fixed-income futures experienced gains as prices increased following the aforementioned decline in global equity markets and concerns that a possible economic recession in the United States may weaken the global economy. Furthermore, U.S. interest rate futures prices moved higher as the U.S. Federal Reserve reduced borrowing costs by 125 basis points throughout the month in order to prevent a sharp decline in the global equity markets.
MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)
Additional gains were recorded within the agricultural markets from long futures positions in sugar as prices rose amid speculation that future demand may strengthen. Meanwhile, long positions in wheat futures resulted in gains as prices moved higher due to diminishing stockpiles and consistently rising global demand. Smaller gains were experienced from long futures positions in the soybean complex and corn as prices increased following news that global production may drop, while rising energy prices may boost demand for alternative biofuels.
Within the currency sector, long positions in the South African rand, Canadian dollar, and euro versus the U.S. dollar resulted in losses as the value of the U.S. dollar reversed higher against these currencies amid continued economic uncertainty and volatility in the global equity markets, which resulted in stronger demand for U.S. dollar-denominated treasury bonds. Meanwhile, short positions in the Japanese yen versus the U.S. dollar incurred losses as the value of the Japanese yen increased relative to the U.S. dollar after a decline in global equity markets and weaker-than-expected U.S. economic data caused investors to unwind existing carry trades.
Additional losses were experienced within the energy markets from long futures positions in crude oil and its related products as prices reversed lower amid fears that a possible economic recession in the U.S. may curb demand from the world's largest energy consumer. In addition, futures prices of crude oil and its related products were pulled lower after Saudi Arabia's Oil Minister Ali al-Naimi stated that OPEC is prepared to increase production if necessary. Smaller losses were recorded in the metals sector from short positions in aluminum, copper, and zinc futures as prices moved higher amid rising demand from China and news of weak global supplies.
MORGAN STANLEY CHARTER WCM L.P.
                                    [CHART]
                   Month ended January 31, 2008    YTD ended January 31, 2008
                   ----------------------------    --------------------------
Currencies                      0.63%                      0.63%
Interest Rates                  3.99%                      3.99%
Stock Indices                  -1.93%                     -1.93%
Energies                       -0.59%                     -0.59%
Metals                          1.16%                      1.16%
Agriculturals                   1.14%                      1.14%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund recorded gains across the global interest rate, metals, agricultural, and currency sectors. These gains were partially offset by losses incurred in the global stock index and energy sectors.
Within the global interest rate sector, long positions in U.S., European, and Japanese fixed-income futures experienced gains as prices increased following a sharp decline in global equity markets and concerns that a possible economic recession in the United States may weaken the global economy. Furthermore, U.S. interest rate futures prices moved higher as the U.S. Federal Reserve reduced borrowing costs by 125 basis points throughout the month in order to prevent a sharp decline in the global equity markets.
Within the metals markets, long futures positions in gold, silver, and platinum resulted in gains as prices moved higher amid continued uncertainty in the direction of the U.S. dollar and further "safe haven" buying due to weakness in global equity markets.
MORGAN STANLEY CHARTER WCM L.P.
(continued)
Additional gains were recorded within the agricultural markets from long futures positions in corn and the soybean complex as prices rose following news that global production may drop, while rising energy prices may boost demand for alternative biofuels. Elsewhere, long positions in cocoa futures experienced gains as prices increased amid diminishing inventories in the U.S. and concerns that supplies from the Ivory Coast, the world's largest producer, may be disrupted by a labor strike.
Smaller gains were recorded within the currency sector from long positions in the euro, Swiss franc, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar declined against these currencies amid the aforementioned interest rate cuts by the U.S. Federal Reserve. Additionally, the value of the U.S. dollar moved lower towards the end of the month on concerns that the U.S. economy may be headed for an outright recession.
Within the global stock index sector, long positions in European and U.S.
equity index futures resulted in losses as prices decreased on concerns that a persistent U.S. housing slump, mounting losses linked to U.S. sub-prime mortgage investments, and a weakening job market may restrain consumer spending and curb global economic growth.
Additional losses were incurred within the energy sector from long futures positions in crude oil and its related products as prices reversed lower due to fears that a possible economic recession in the U.S. may curb demand from the world's largest energy consumer. In addition, futures prices of crude oil and its related products were pulled lower after Saudi Arabia's Oil Minister Ali al-Naimi stated that OPEC is prepared to increase production if necessary. Smaller losses were experienced from short positions in natural gas futures as prices increased amid forecasts for colder weather and expectations of a decline in U.S. inventories.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JANUARY 31, 2008 (UNAUDITED)

                                      MORGAN STANLEY              MORGAN STANLEY             MORGAN STANLEY
                                   CHARTER CAMPBELL L.P.       CHARTER ASPECT L.P.         CHARTER GRAHAM L.P.
                                --------------------------  -------------------------  --------------------------
                                             PERCENTAGE OF              PERCENTAGE OF               PERCENTAGE OF
                                            JANUARY 1, 2008            JANUARY 1, 2008             JANUARY 1, 2008
                                               BEGINNING                  BEGINNING                   BEGINNING
                                  AMOUNT    NET ASSET VALUE   AMOUNT   NET ASSET VALUE   AMOUNT    NET ASSET VALUE
                                ----------  --------------- ---------  --------------- ----------  ---------------
                                    $              %            $             %            $              %
INVESTMENT INCOME
  Interest income (Note 2)         631,918        .23         325,329        .24        1,000,127         .23
                                ----------       ----       ---------       ----       ----------       -----
EXPENSES
  Brokerage fees (Note 2)        1,345,529        .50         678,660        .50        2,201,370         .50
  Management fees (Note 2 & 3)     594,276        .21         226,220        .16          733,790         .17
  Incentive fees                    --            --          122,675        .09           --             --
                                ----------       ----       ---------       ----       ----------       -----
   Total Expenses                1,939,805        .71       1,027,555        .75        2,935,160         .67
                                ----------       ----       ---------       ----       ----------       -----
NET INVESTMENT LOSS             (1,307,887)      (.48)       (702,226)      (.51)      (1,935,033)       (.44)
                                ----------       ----       ---------       ----       ----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                       1,289,831        .48       6,408,168       4.72       17,807,430        4.04
  Net change in unrealized      (1,419,346)      (.53)      1,484,656       1.09       (8,726,425)      (1.98)
                                ----------       ----       ---------       ----       ----------       -----
   Total Trading Results          (129,515)      (.05)      7,892,824       5.81        9,081,005        2.06
                                ----------       ----       ---------       ----       ----------       -----
NET INCOME (LOSS)               (1,437,402)      (.53)      7,190,598       5.30        7,145,972        1.62
                                ==========       ====       =========       ====       ==========       =====

                                      MORGAN STANLEY
                                     CHARTER WCM L.P.
                                -------------------------
                                            PERCENTAGE OF
                                           JANUARY 1, 2008
                                              BEGINNING
                                  AMOUNT   NET ASSET VALUE
                                ---------  ---------------
                                    $             %
INVESTMENT INCOME
  Interest income (Note 2)        191,881         .23
                                ---------       -----
EXPENSES
  Brokerage fees (Note 2)         419,010         .50
  Management fees (Note 2 & 3)    139,668         .16
  Incentive fees                  507,525         .61
                                ---------       -----
   Total Expenses               1,066,203        1.27
                                ---------       -----
NET INVESTMENT LOSS              (874,322)      (1.04)
                                ---------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                        267,195         .32
  Net change in unrealized      3,437,131        4.10
                                ---------       -----
   Total Trading Results        3,704,326        4.42
                                ---------       -----
NET INCOME (LOSS)               2,830,004        3.38
                                =========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JANUARY 31, 2008 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                          CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                  ------------------------------------  ------------------------------------ ----------------------------
                       UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                  --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                       $          $                         $          $                          $
Net Asset Value,
 January 1, 2008  24,174,180.736  269,105,881   11.13   7,481,800.500  135,732,061   18.14   19,990,982.425  440,273,980
Net Income (Loss)       --         (1,437,402)   (.06)        --         7,190,598     .96         --          7,145,972
Redemptions         (933,368.833) (10,332,393)  11.07    (106,675.115)  (2,037,495)  19.10     (357,960.729)  (8,011,161)
Subscriptions           --             --         --      164,405.974    3,140,154   19.10      271,687.175    6,080,359
                  --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 January 31, 2008 23,240,811.903  257,336,086   11.07   7,539,531.359  144,025,318   19.10   19,904,708.871  445,489,150
                  ==============  ===========           =============  ===========           ==============  ===========

                                     MORGAN STANLEY
                                    CHARTER WCM L.P.
                  --------------------------------------------
                  PER UNIT     UNITS        AMOUNT    PER UNIT
                  -------- -------------  ----------  --------
                     $                        $          $
Net Asset Value,
 January 1, 2008   22.02   7,433,631.762  83,801,936   11.27
Net Income (Loss)    .36         --        2,830,004     .38
Redemptions        22.38     (71,606.914)   (834,221)  11.65
Subscriptions      22.38     413,919.132   4,822,158   11.65
                           -------------  ----------
Net Asset Value,
 January 31, 2008  22.38   7,775,943.980  90,619,877   11.65
                           =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits each Partnership with interest income on 100% of its average daily funds held at MS&Co. and MSIP to meet margin requirements at a rate approximately equivalent to what the commodity brokers pay other similar customers on margin deposits. In addition, MS&Co. credits at each month end each Partnership with interest income on 100% of such Partnership's assets not deposited as margin at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during the month. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership, except Charter Campbell, are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their Units among Charter Aspect, Charter
Graham, and Charter WCM (subject to certain restrictions outlined in the
Limited Partnership Agreements) without paying additional charges. DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to MS&Co. as described in Note 1. Each Partnership's cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited ("Aspect")
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited ("Winton")
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/6 of 1% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits paid on a monthly basis.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
  Charter Aspect and Charter WCM pays incentive fees to Aspect and Winton, respectively, based upon the performance of each trading advisor beginning December 1, 2006 without regard to any losses incurred by the prior trading advisor(s).
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
This report is based on information from multiple sources and Morgan Stanley makes no representation as to the accuracy or completeness of information from sources outside of Morgan Stanley.
                    Demeter Management Corporation
                    522 Fifth Avenue, 13/th/ Floor
                    New York, NY 10036
 LOGO
ADDRESS SERVICE REQUESTED
 LOGO
CHT 38280-09
                                   PRESORTED
                               FIRST CLASS MAIL
                                 U.S. POSTAGE
                                     PAID
                                  PERMIT #374
                                 LANCASTER, PA